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                                                                    EXHIBIT 9(b)

                        ADMINISTRATIVE SERVICES AGREEMENT



         AGREEMENT made as of the [    ] day of January, 1998, by and between
The Baupost Fund, a Massachusetts business trust having its principal office and place of business at 44 Brattle Street, Cambridge, Massachusetts 02138 (the "Fund"), and The Baupost Group, L.L.C. ("Baupost"), a Massachusetts limited liability company having its principal office and place of business at 44 Brattle Street, Cambridge, Massachusetts 02138.


                              W I T N E S S E T H:

         WHEREAS, the Fund desires to appoint Baupost as its administrator to assist in the tasks and responsibilities set forth below, and Baupost desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1. TERMS OF APPOINTMENT; DUTIES OF BAUPOST

         1.01. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints Baupost to act as, and Baupost agrees to act as, administrator for the Fund.

         1.02. Baupost agrees that it will perform the following services:

         (a) In accordance with procedures established from time to time by agreement between the Fund and Baupost, Baupost shall

                  (i) receive orders for the purchase of the Funds' shares of beneficial interest (the "Shares"), and promptly forward such orders and all appropriate documentation to the Fund's transfer agent;

                  (ii) receive redemption requests and redemption directions with respect to the Shares, and promptly forward such requests and directions and all appropriate documentation to the Fund's transfer agent; and

                  (iii) receive transfer requests with respect to the Shares, and promptly forward such requests and all appropriate documentation to the Fund's transfer agent.

          (b) In addition to and not in lieu of the services set forth in paragraph (a) above, Baupost shall: (i) prepare shareholder meeting lists, (ii) mail proxies, (iii) receive and tabulate proxies, (iv) assist in the preparation of, mail to shareholders, and arrange for filing with the Securities and Exchange Commission (the "Commission") all shareholder reports and prospectuses and, if requested, statements of additional information, (v) mail confirmation
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forms and statements of account to shareholders for all purchases, transfers and redemptions of Shares and other confirmable transactions in shareholder accounts, (vi) mail activity statements for shareholders, (vii) provide shareholder account information, (viii) calculate the Fund's total net asset value, total net income, and net asset value per Share, (ix) prepare and arrange for filing with the Commission the Fund's Form N-SAR and Form 24F-2 and all other necessary forms and documents, (x) maintain the qualification and registration of the Shares in all jurisdictions requested by the Fund's
President or other appropriate officer, and (ix) perform the duties and responsibilities with respect to the custody of the Fund's assets required by Appendix A hereof. The Fund shall provide Baupost with any information required in connection with the furnishing of the foregoing services.

         (c) Procedures applicable to the services provided under this Agreement may be established from time to time by agreement between the Fund and Baupost.

         (d) In performing its duties hereunder, in addition to the provisions set forth herein, Baupost shall comply with the terms of the Agreement and Declaration of Trust, the bylaws and the current Prospectus and Statement of Additional Information of the Fund, and with the terms of votes adopted from time to time by the Trustees and shareholders of the Fund, relating to the subject matters of this Agreement, all as the same may be amended from time to time. Baupost shall also comply with the provisions of all applicable laws and regulations and with the requirements of any governmental authority having jurisdiction over Baupost or the Fund with respect to the duties of Baupost hereunder.

ARTICLE 2.  FEES

         For performance by Baupost pursuant to this Agreement, the Fund agrees to pay Baupost a quarterly fee at the annual rate of .25% of the Fund's "average net assets". For the purposes of calculating the foregoing fee, "average net assets" will be determined by taking an average of the determinations of such net asset value during each quarter at the close of business on the last business day of each month during such quarter. Filing fees payable to the Commission, any state or any other jurisdiction or party, and any other similar fees or expenses, in each case relating to the Fund's activities, will be the responsibility of the Fund.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF BAUPOST

         Baupost represents and warrants to the Fund that:

         3.01. It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

         3.02. It is duly qualified to carry on its business in all jurisdictions where such qualification is required.


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         3.03. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.

         3.04. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE FUND

         The Fund represents and warrants to Baupost that:

         4.01. It is an unincorporated business trust duly organized and existing under the laws of The Commonwealth of Massachusetts.

         4.02. It is empowered under applicable laws and by its governing documents to enter into and perform this Agreement.

         4.03. All proceedings required by said governing documents have been taken to authorize it to enter into and perform this Agreement.

         4.04. It is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").


ARTICLE 5.  INDEMNIFICATION

         5.01. Baupost shall not be responsible for, and the Fund shall indemnify and hold Baupost harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) all actions of Baupost required to be taken pursuant to this Agreement, provided such actions were taken in the absence of willful misfeasance, bad faith or gross negligence on its part or reckless disregard of its obligations and duties hereunder and in addition, in the case of actions required to be taken pursuant to Appendix A hereof, the standard of care set forth in Section 3.d thereof has been met;

         (b) the Fund's refusal or failure to comply with the terms of this Agreement, or the Fund's lack of good faith, negligence or willful misconduct, or the breach of any representation or warranty of the Fund hereunder;


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         (c) the reliance on or use by Baupost of information, records or documents which (i) are furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm (other than Baupost or an affiliate of Baupost) on behalf of the Fund;

         (d) the reliance on, or the carrying out by Baupost of, any instructions or requests of the Fund's representatives; or

         (e) the offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that require that Shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         Notwithstanding the foregoing or any other provision of this Agreement, Baupost shall only be entitled to indemnification hereunder, and shall only be held free from any liability to the Fund or its shareholders, in the absence of willful misfeasance, bad faith or gross negligence on its part or reckless disregard of its obligations and duties hereunder and in addition, in the case of matters relating to Appendix A hereof, only if the standard of care set forth in Section 3.d thereof has been met.

         5.02. Baupost shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Baupost's refusal or failure to comply with the terms of this Agreement, or Baupost's willful misfeasance, bad faith or gross negligence or reckless disregard of its obligations and duties hereunder, or the breach of any representation or warranty of Baupost hereunder.

         5.03. At any time Baupost may apply to any officer of the Fund designated by the President of the Fund in a written notice to Baupost for instructions, and may consult with the Fund's legal counsel with respect to any matter arising in connection with the services to be performed by Baupost under this Agreement, and Baupost shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. Baupost shall be protected and indemnified in acting upon any papers or documents furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instructions, information, data, reports or documents provided Baupost by the Fund or its agents (other than Baupost or an affiliate of Baupost) by telephone, in person, or by any other means authorized by the Fund, and Baupost shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund.

         5.04. In the event either party is unable to perform its obligations under this Agreement because of acts of God, strikes, equipment or transmission failure or damage


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reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

         5.05. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         5.06. In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim, and, to the extent it wishes, assume the defense thereof. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

ARTICLE 6.  COVENANTS OF THE FUND AND BAUPOST

         6.01.  The Fund shall promptly furnish to Baupost the following:

         (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of Baupost and the execution and delivery of this Agreement.

         (b) A copy of the Agreement and Declaration of Trust and bylaws of the Fund and all amendments thereto.

         6.02. Baupost shall keep records relating to the services to be performed hereunder in such form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the rules and regulations promulgated thereunder, Baupost agrees that all such records prepared or maintained by Baupost relating to the services to be performed by Baupost hereunder are the property of the Fund and will be preserved and made available in accordance with such section, rules and regulations, and will be surrendered promptly to the Fund at its request. Baupost hereby agrees that it will not use or employ, or permit any other person or entity within its control to use or employ, any such books, records, information or data for any purpose not authorized by the Board of Trustees of the Fund. Baupost acknowledges that its services under this Agreement (including, without limitation, the mailing of any shareholder communications) are subject to the direction of the Fund and agrees that it will accept direction only from the President of the Fund, or from other persons designated in writing by the President of the Fund or authorized by action of the Board of Trustees.


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         6.03. Baupost and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         6.04. In case of any requests or demands for the inspection of the shareholder records of the Fund, Baupost will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. Baupost reserves the right, however, to exhibit the shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the shareholder records to such person, unless the Fund indemnifies Baupost to its reasonable satisfaction against such liability. Baupost will make all reasonable efforts to consult with an authorized officer of the Fund and obtain such indemnification prior to any such disclosure.

ARTICLE 7.  TERMINATION OF AGREEMENT

         7.01. This Agreement shall become effective on the date hereof. Unless terminated as herein provided, this Agreement shall remain in full force and effect indefinitely.

         7.02. This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by Baupost, on sixty days' written notice to the other party.

ARTICLE 8.  AMENDMENT

         8.01. This Agreement may be amended or modified by a written agreement executed by both parties.

ARTICLE 9.  MASSACHUSETTS LAW TO APPLY

         9.01. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

ARTICLE 10.  MERGER OF AGREEMENT

         10.01. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


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ARTICLE 11.  ASSIGNMENT

         11.01. Neither party may assign its rights, duties or obligations hereunder.

ARTICLE 12.  LIMITATION OF LIABILITY

         12.01. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this Agreement are not binding upon the Trustees or holders of Shares individually but are binding only upon the assets or property of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.



THE BAUPOST FUND                                     THE BAUPOST GROUP, L.L.C.



By:  ______________________                           By: __________________
Title:                                                Title:


Attest:                                                   Attest:


_________________________                                 __________________




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                                                                      Appendix A

                      FOREIGN CUSTODY TERMS AND CONDITIONS

1. Definitions. The following italicized terms when used in this Appendix shall have the indicated meanings:

         a.       Board shall mean the Board of Trustees of the Fund.

         b. Foreign Assets shall mean any of the Fund's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

         c. Foreign Custody Manager shall have the meaning set forth in subparagraph (a)(2) of the Rule.

         d. Foreign Securities Depository shall mean a securities depository (as defined in subparagraph (a)(6) of the Rule) or clearing agency used in connection with Foreign Assets and with respect to which one of the Fund's custodian banks has not accepted the role of Foreign Custody Manager.

         e. Rule shall mean Rule 17f-5 promulgated under Section 17(f) of the Investment Company Act of 1940, as amended.

2.       Delegation.

         a. Delegation to the Foreign Custody Manager as Foreign Custody Manager. The Fund, by resolution adopted by the Board, hereby delegates to Baupost, subject to paragraph (b) of the Rule, the responsibilities set forth in this Appendix A as Foreign Custody Manager with respect to Foreign Securities Depositories.

         b. Acceptance of Delegation. Baupost hereby accepts such delegation as Foreign Custody Manager with respect to the Fund.

         c. Withdrawal of Acceptance of Delegated Responsibilities. Baupost may withdraw its acceptance of delegated responsibilities with respect to a Foreign Securities Depository upon written notice to the Fund. Thirty days (or such longer period as to which the parties agree in writing) after receipt of any such notice by the Fund, Baupost shall have no further responsibility as Foreign Custody Manager with respect to the Foreign Securities Depository as to which Baupost's acceptance of delegation is withdrawn.
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3.       Scope of Delegated Responsibilities.

         a. Selection of Foreign Securities Depository. In performing its delegated responsibilities as Foreign Custody Manager, Baupost shall determine that (i) each Foreign Securities Depository is an "Eligible Foreign Custodian" as defined in subparagraph
                  (a)(1) of the Rule prior to its use by the Fund and (ii) the Fund's Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those factors set forth in clauses (i) through (iv) of subparagraph (c)(1) of the Rule.

         b. Contracts with Foreign Securities Depository. Baupost shall determine that (i) a written contract governing the applicable foreign custody arrangement with respect to each Foreign Securities Depository, (ii) the rules or established practices or procedures of such Foreign Securities Depository or (iii) a combination of both (collectively, a "Contract") will provide reasonable care for the Foreign Assets held by that Foreign Securities Depository based on the standards specified in
                  Section 3.a hereof. Each such Contract shall include the provisions required by clause (i) of subparagraph (c)(2) of the Rule, or in lieu of any or all of such provisions, the Contract may contain such other provisions that Baupost determines will provide, in their entirety, the same or a greater level of care and protection for the Foreign Assets as the provisions set forth in such clause, in their entirety.

         c. Monitoring. Baupost shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with each Foreign Securities Depository and (ii) the Contract with each Foreign Securities Depository. In the event Baupost determines that the custody arrangements with a Foreign Securities Depository no longer meet the requirements of the Rule or are no longer appropriate, Baupost shall notify the Board in accordance with Section 3.e hereunder and withdraw the Fund's Foreign Assets therefrom as soon as reasonably practicable.

         d. Standard of Care as Foreign Custody Manager of the Fund. In performing the responsibilities delegated to it, Baupost agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise.

         e. Reporting Requirements. Baupost shall report to the Board in writing by the next meeting of the Board the placement of the Fund's Foreign Assets with a particular Foreign Securities Depository or the occurrence of any material


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                  change in the foreign custody arrangements of the Fund subject to this Appendix.






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